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                                                                    Exhibit 5(i)
                             ASSUMPTION AGREEMENT



          AGREEMENT made as of __________, 1998 between THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern"), and NORTHERN TRUST QUANTITATIVE ADVISORS, INC. ("NTQA"), a wholly-owned, indirect subsidiary of THE NORTHERN TRUST CORPORATION.

          WHEREAS, The Benchmark Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, Northern has been previously appointed as investment adviser to the U.S. Treasury Index, Equity Index, International Equity Index and Small Company Index Portfolios (the "Portfolios") of The Benchmark Funds pursuant to an Investment Advisory Agreement between Northern and The Benchmark Funds dated October 5, 1990 (as subsequently amended) (the "Investment Advisory Agreement"); and

          WHEREAS, Northern and NTQA desire to have NTQA be the investment adviser with respect to the each Portfolio pursuant to the Investment Advisory Agreement.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

          1. NTQA hereby assumes all rights and obligations of Northern under the Investment Advisory Agreement with respect to the Portfolios.

          2. Northern hereby represents that (i) the management personnel of Northern responsible for providing investment advisory services to the Portfolios under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees of NTQA where they will continue to provide such services for the Portfolios, and (ii) both Northern and NTQA remain wholly-owned subsidiaries of The Northern Trust Corporation. Consequently, Northern believes that the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolios.

          3. Both parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Investment Advisory Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



Attest:                         THE NORTHERN TRUST COMPANY


____________________            By ______________________________
                                       (Authorized Officer)



Attest:                         NORTHERN TRUST QUANTITATIVE
                                ADVISORS, INC.


____________________            By _______________________________
                                       (Authorized Officer)